Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

Or

Heidi Gillette

Director, Investor Relations

(212) 594-2700

SL Green & SITQ Complete Acquisition of Citi Towers in Downtown Manhattan for $1.575 Billion

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December 19, 2007 - SL Green Realty Corp. (NYSE: SLG) announced today that a venture of SL Green and SITQ closed on the previously announced acquisition of two downtown Manhattan trophy office buildings — at 388 and 390 Greenwich Street — for $1.575 billion, or $598 per square foot.

Additional information regarding the acquisition has been posted to the Company’s website (www.slgreen.com).

The buildings, which are adjacent and total over 2.6 million square feet, are 100% occupied by Citigroup, which will remain in place under the terms of a 13-year triple-net lease that provides for annual rental increases.

Under the joint venture, SL Green has a 50.6% interest and SITQ has a 49.4% interest.  The investment is immediately accretive to
SL Green’s earnings and was structured in a tax efficient manner in order to reinvest proceeds from the intended sale of 1250 Broadway in accordance with 1031 guidelines.

The two buildings, completed in the late 1980s, form a campus located on the Hudson River Waterfront that straddles the thriving Tribeca and World Financial Center submarkets and commands one of the New York Harbor’s most spectacular views.  Amenities at the 40 story 388 Greenwich Street headquarters-quality office building include full-service dining facilities, fitness center, medical center, conference center, day care and an outdoor park area.  390 Greenwich Street features 10 stories of state-of-the-art trading facilities and offices with floor plates ranging from over 72,000 to over 93,000 square feet.

SL Green Chief Executive Officer Marc Holliday commented, “This acquisition is a terrific investment for us — with attractive low-rate committed financing.  In addition to normal rental income, our innovative joint venture structure with SITQ provides for fees and promotes that will enhance SL Green’s returns.

“Completed in a very short time frame, this set of transactions further demonstrates SL Green’s well-known ability to identify attractive deal opportunities and then get them done.

Quick and certain execution are an important advantage which helps us to stand out in the marketplace.  This transaction also reinforces our reputation as a preferred landlord to Citigroup.”

Mortgage financing for the transaction has been provided by Westdeutsche ImmobilienBank AG and PB Capital Corporation, and arranged by Cushman & Wakefield Sonnenblick-Goldman, LLC.

The law firms of Fried, Frank, Harris, Shriver & Jacobson LLP and Greenberg Traurig represented SL Green.

About SL Green Realty Corp.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche.  As of September 30, 2007, the Company owned 31 New York City office properties totaling approximately 22,353,200 square feet, making it New York’s largest office landlord. In addition, SL Green holds investment interests, among other things, in retail properties (10) encompassing approximately 393,789 square feet, development property (one) encompassing approximately 85,000 square feet and land interests (two), along with ownership of 36 suburban assets totaling 7,867,500 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

About SITQ

Founded in 1984, SITQ is a real estate investment, management and development firm. Its portfolio is comprised of office buildings and business parks. SITQ owns real estate assets of 10.3 billion dollars Canadian consisting of 114 properties representing more than 35 million square feet of leasable space. A leader in the Canadian real estate industry, SITQ also owns assets in the United States, France, the United Kingdom and Germany.

One of the subsidiaries of the Caisse de dépôt et placement du Québec, five other significant pension funds accounts as its shareholders. SITQ employs 390 people who work in Montréal, where its head office is located, and in its Calgary and Bruxelles, Belgium offices. For more information: www.sitq.com.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, reduced demand for office space, unanticipated increases in financing and other costs, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, environmental, regulatory and/or safety requirements, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.